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                                                                    EXHIBIT 23.3

              LETTERHEAD OF KELLER & COMPANY, INC. APPEARS HERE]



November 1, 2000



Re:  Valuation Appraisal of Citizens First Bancorp, Inc.
     Citizens First Savings Bank
     Port Huron, Michigan

We hereby consent to the use of our firm's name, Keller & Company, Inc. ("Keller"), and the reference to our firm as experts in the Application for Conversion to be filed by Citizens First Savings Bank and any amendments thereto and references to our opinion regarding subscription rights filed as an exhibit to the applications referred to hereafter. We also consent to the use of our firm's name in the Form S-1 to be filed by Citizens First Bancorp, Inc. with the Securities and Exchange Commission and any amendments thereto, and to the statements with respect to us and the references to our Valuation Appraisal Report and in the said Application for Conversion Form and any amendments thereto and in the notice and Application for Conversion filed by Citizens First Bancorp, Inc.

Very truly yours,

KELLER & COMPANY, INC.



by: /s/ John A. Shaffer
   ------------------------
    John A. Shaffer
    Vice President
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              [LETTERHEAD OF KELLER & COMPANY, INC. APPEARS HERE]


November 1, 2000


The Board of Directors
Citizens First Savings Bank
525 Water Street
Port Huron, Michigan 48061

Re:  Subscription Rights - Conversion of Citizens First Savings Bank

Ladies and Gentlemen:

The purpose of this letter is to provide an opinion of the value of the subscription rights of the "to be issued" common stock of Citizens First Bancorp, Inc. (the "Corporation"), Port Huron, Michigan, in regard to the conversion of Citizens First Savings Bank, ("Citizens First" or the "Bank") from a state chartered mutual savings bank to a state chartered stock savings bank.

Because the Subscription Rights to purchase shares of common stock in the Corporation, which are to be issued to the depositors of Citizens First, and the other members of the Bank and will be acquired by such recipients without cost, will be nontransferable and of short duration and will afford the recipients the right only to purchase shares of common stock at the same price as will be paid by members of the general public in a Direct Community Offering, we are of the opinion that:

     (1) The Subscription Rights will have no ascertainable fair market value, and;

     (2) The price at which the Subscription Rights are exercisable will not be more or less than the fair market value of the shares on the date of exercise.

Further, it is our opinion that the Subscription Rights will have no economic value on the date of distribution or at the time of exercise, whether or not a community offering takes place.

Sincerely,

KELLER & COMPANY, INC.


/s/ John A. Shaffer
John A. Shaffer
Vice President